Exhibit 99.1

NEWS RELEASE

NABORS POSTS 4Q2012 EPS OF $0.44 PER DILUTED SHARE FROM CONTINUING OPERATIONS, INCLUDING NET GAINS FROM ASSET DISPOSITIONS, HIGHER INVESTMENT INCOME & FAVORABLE TAX RATE

•      Company Makes Significant Progress Against Strategic Initiatives in 2012

•      Strong Fourth Quarter Cash Flow Yields $458 Million Additional Net Debt Reduction for Total Net Debt Reduction of $678 Million Over Last Three Quarters

•      Nine New Multi-Year Contracts Signed for Innovative PACE®-X Rigs

HAMILTON, Bermuda, February 19, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced its results for the fourth quarter and full year 2012.  The Company’s net income from continuing operations was $129.3 million ($0.44 per diluted share) in the fourth quarter and $239.1 million ($0.82 per diluted share) for the full year.  For the comparable periods of the prior year, the Company reported net income from continuing operations of $89.5 million ($0.30 per diluted share) for the fourth quarter and $342.2 million ($1.17 per diluted share) for the full year.  The current quarter’s adjusted income derived from operating activities was $149.8 million, bringing the total for 2012 to $918.6 million.  This compares to $269.3 million for the corresponding quarter of 2011 and $867.4 million for all of 2011.  Revenues for 2012 were $1.6 billion for the quarter and $7.0 billion for the full year.  Income from discontinued operations for the fourth quarter was a net loss of $101.1 million ($0.35 per diluted share), reflecting further impairments and reserves with respect to the Company’s oil and gas operations in British Columbia.

Tony Petrello, Nabors’ Chairman and CEO, commented, “As we anticipated, the fourth quarter reflected weaker market conditions, including a near suspension of pressure pumping work in late December that continued into early January.  Nonetheless, we made significant progress toward our strategic objectives, namely streamlining our business, achieving a higher level of operational excellence and enhancing the flexibility of our financial position.   Although it contained formidable challenges, 2012 represented the highest levels of revenue, gross margin and EBITDA in the Company’s history, while more judicious capital deployment yielded strong free cash flow.

“The consolidation of our U.S. Well Servicing and Pressure Pumping operations continues and is beginning to show meaningful cost and performance improvements, although obscured by the weaker market environment.  A combination of strong operating cash flow, lower capital expenditures, additional asset sales and improvements in working capital management enabled a $458 million reduction in net debt in the fourth quarter, adding to the $160 million reduction we achieved in the third quarter.  This enhanced financial flexibility facilitates our ability to make capital investments in new rigs and technologies and pursue other strategic opportunities.  For example, the innovative features of our new PACE®–X rig continue to gain market traction, as evidenced by the nine additional long-term contracts we secured in the quarter with an average duration of 2.7 years and average revenues in excess of $29,000 per day.  We now have 21 long-term contract awards in the last four quarters in our U.S. land operations alone, 17 of which are for our new generation PACE®-X rigs.  We are pleased with the customer reaction to the innovative features of this new rig design and are engaged in discussions regarding more awards.”

Fourth quarter income per share of $0.44 benefited from net gains on asset dispositions, higher investment income and a favorable tax rate.  Results also included an operating income charge of $17.7 million due to the establishment of reserves with respect to a customer bankruptcy and lower expected margins on a construction project in our U.S. Offshore operations.  Those charges were essentially offset by $16.3 million in early contract termination payments during the quarter that are attributable to future periods.  Net gains on asset dispositions were $17.2 million (or $0.04 per share) and resulted from $160 million in gains on asset sales and $143 million in asset retirements and impairments.  The higher than usual investment income reflected non-cash mark-to-market increases in certain securities, principally a portion of the Company’s interest in Honghua Group, a Chinese rig manufacturer.  The quarter’s results also reflect a tax adjustment to bring the full year normalized tax rate to 25%, resulting in a fourth quarter effective tax rate of 3%, for an EPS impact of approximately $0.10 per diluted share in the quarter.

Drilling & Rig Services

Sequential operating income for the Drilling & Rig Services business was $138.9 million, compared to $184.6 million posted in the third quarter.  Operationally, results were lower in US Lower 48 land drilling and Other Rig Services, driven by a lower U.S. land rig count and seasonal bottoms in the Alaska construction and logistics businesses.  This was partially offset by increases in Canada, International and Offshore - adjusting for International’s third quarter early contract termination payments and the fourth quarter U.S. Offshore charges.  The Company averaged 18.5 fewer rigs working during the quarter at average margins of $12,140 per rig day, which is $211 lower than the third quarter.

In the Company’s U.S. Lower 48 operations, operating income was $94.7 million, approximately $20.2 million lower than the third quarter with 21 fewer rigs working, the impact of which was partially offset by a $333 increase in average margins totaling $12,363 per rig day.  These numbers include $1,028 per rig day in early termination payments attributable to other periods.  For the full year, this unit recorded $467.7 million in operating income, compared to $414.3 million for 2011.

Mr. Petrello continued, “As we have previously discussed, our rig count has declined more sharply than the industry for reasons we believe are circumstantial and not structural.  Coincident with weakening commodity prices and operators’ increasing reluctance to renew contracts at durations longer than six months, we became increasingly vulnerable as 118 of our long-term contracts matured in 2012.  In particular, several major customers with whom we enjoyed an outsized market share, sharply curtailed spending, four of which accounted for 41 of our 68 rig decrease. Twelve of these rigs received early termination compensation, with the balance released as long-term contracts matured.  Among these four customers, the one that released the most rigs is also the largest subscriber to our new PACE®-X rig contracts, affirming their satisfaction with our performance.  Further, industry rig counts do not reflect the $75 million in lump sum termination and standby payments, representing the economic equivalent of 25 working rigs, that we received in the last three quarters of 2012.  Our rig count recently bottomed and has begun to increase, which we expect to continue over the rest of this quarter, although we remain cautious in predicting the timing and magnitude of activity improvement.  The performance of our fleet continues to receive recognition from our customer base as we recently earned rig of the year honors for a large Bakken operator and have recently set records in two Texas fields.

“Our optimism for the longer-term future is bolstered by this performance, coupled with strong and growing customer acceptance of our innovative PACE®-X rig.  We anticipate more X rig awards in the near term.  We are also the leader in the rapidly emerging market for pad-capable rigs, particularly walking rigs, which overcome the inherent limitations of skid rigs.  Including walking systems currently on order, our U.S. Lower 48 fleet comprises 45% of the industry’s pad-capable rigs and 50% of the walking rigs.

“Nonetheless, we expect the first quarter to show a marked decline in income given the current low rig count and depressed spot market rates, largely as a consequence of numerous speculative rigs entering the market at spot rates with minimal durations.  Our availability of highly capable rigs and the short-term bias of recent contract renewals give us good leverage in the eventual upturn.

“We consolidated our U.S. Offshore and Alaska drilling operations into U.S. Land drilling at the beginning of the fourth quarter, allowing us to consolidate overhead, capitalize on the engineering excellence of all three organizations and improve labor utilization and efficiency.

“Our U.S. Offshore operations recorded a loss of $14.3 million, which included the aforementioned $17.7 million reversal of previously accrued income in light of a customer bankruptcy and lower expected margins on a platform construction project.  Absent these charges, operational rig activity increased modestly and average margins improved by $6,500 per rig day to $15,115 as hurricane season wound down and consolidation savings began to be realized.  We expect activity and margins to continue to improve over the next two quarters with an improving market and lower costs.

“Operating income in Alaska reached its seasonal low at $2.2 million, down from $4.0 million in the third quarter.  For the full year, operating income was $42.5 million, which compared favorably to the $27.7 million achieved by this unit in 2011.  Alaska has become increasingly seasonal with the progressive tax structure inhibiting year-round activity in the large legacy fields.  The fourth quarter is now the seasonal low point, as it lies between the end of the summer drilling season and the first quarter commencement of the winter exploratory season.  We expect to have a strong first quarter, although lower than last year as permitting obstacles have postponed at least one significant project into next year.

“Operating income in our international operations was essentially flat at $23 million, after normalizing results for the portion of a third quarter termination payment attributable to future periods.  For the full year, income of $91.2 million was down compared to $123.8 million for 2011.  However, it is noteworthy to point out that cash from operations in this unit increased while capital expenditures declined significantly, resulting in an overall improvement in year over year cash generation of more than $400 million, exemplifying our more stringent capital allocation criteria.

“The near-term outlook remains challenging, but we expect to see improving results beginning in the second half of the year, and the longer-term future looks increasingly bright.  Higher costs in certain countries are beginning to abate as contracts renew at increased rates with high quality rigs in increasingly tighter supply.  We have six rigs in Saudi that will undergo deferred modifications in the first two quarters, and Yemen and Iraq continue to drag our results.  We also have a large project winding down in Latin America where we expect to incur some down time before new contracts commence.  On the positive side, we recently restarted a jackup in the UAE and renewed another at an increased rate in Saudi Arabia for an additional three years.  These developments, the completion of negotiations on other projects, and the gradual improvement in the aforementioned cost issues, support our expectation of a second half improvement.

“In Canada we saw a $5.2 million sequential increase in operating income at $28.1 million.  For the full year, this unit achieved a slight improvement in income of $96.5 million, compared to $94.6 million in 2011.  While it appears the first quarter will represent a significant increase over the fourth quarter, we expect it to be significantly below the first quarter of 2012, indicative of the customer spending constraints that characterize this market.  Nonetheless, the nature of the remaining market favors our fleet mix and is supported by the quality of both our drilling and workover operations.  We deployed a new slant workover rig to the oilsands and expect soon to deploy a new 1,500 horsepower walking rig, both on term contracts for key customers.

“Our other rig services were down sequentially at $4.8 million with weaker results in three of the four units that comprise this segment.  Canrig was moderately down, with reduced service and rental income as a result of the anemic rig count and fewer capital equipment shipments due to slower new rig construction.  Ryan posted a small improvement, while our Alaska construction and logistics operations both posted net losses; these accounted for nearly 80% of this segment’s sequential decrease with their activity at seasonal troughs.  These operations should rebound sharply in the first quarter as they move into their seasonally high quarters.

Completion & Production Services

“During the quarter, operating income in our Completion & Production Services business line was $50.7 million, down sharply from the $80.0 million achieved in the third quarter.  The majority of this decrease came from lower stage counts in pressure pumping as our term contract customers compressed activity to contractually required minimums combined with a larger than usual drop off during the holidays.  Commencing with the U.S. Thanksgiving holiday, depleting budgets led to a more severe seasonal contraction than past years, which became even worse near the end of the year.  Activity in well servicing and fluids services also dropped sharply commencing in mid-November, exacerbated by some customer-specific work suspensions in December.  Similarly in pressure pumping, we operated only one of our 16 active stimulation spreads during the last two weeks of December, as contractual minimums had been met and spot market, customers suspended operations for the holidays.  Despite the weakening market, full year operating income was $292.2 million compared to $303.9 million in 2011, with increases in Production Services more than offset by declines in Completion Services.

“Operating income attributable to the Production Services group was $20.4 million, down from the $32.8 million realized in the third quarter.  This was a product of activity curtailments experienced in the last six weeks of the quarter, amplified by the limited ability to reduce costs in such short-term situations.  Truck hours were up seven percent, while rig hours dropped by the same percentage.  Average hourly rig rates improved modestly as truck rates moved slightly lower, both most likely attributable to regional mix.  For the full year, operating income was up significantly at $103.7 million, compared to $74.7 million for the prior year, indicative of the longer-term trends in this business.  We anticipate further improvement in 2013 fueled by the continuing growth in the population of maintenance-intensive oil wells and increasing demand for fluid services.  Activity recovered significantly in mid-January, but we still expect first quarter improvement to be limited by the usual seasonal constraints, especially with our growing northern presence.

“In Completion Services, operating income declined to $30.3 million compared to the $47.2 million this unit achieved in the third quarter.  This was primarily due to reduced volume and exacerbated by the same limited ability to curtail costs during short-term interruptions that we occasionally experience in Production Services.  For the full year, operating income was $188.5 million compared to $229.1 million in 2011.  This business continues to be weighed down by an overhang of capacity that is keeping rates and utilization suppressed.  Nonetheless, we continue to focus on improving operational and logistical efficiency, reducing operating costs, and lowering SG&A through improved systems and consolidation, although the financial impact is obscured by the challenging market.  Our operational performance is at a good level and improving as evidenced by our success in rolling over maturing contracts and bundling other related services with numerous operators.  We anticipate a further decrease in first quarter income with seasonal weakness amplified by our concentration in the most susceptible areas.  The balance of 2013 is difficult to forecast for this segment, but we will continue to pursue efficiency gains.  Although many of our long-term contracts are expiring, our success to date in extending these into exclusive or minimum volume term agreements leads us to believe we can maintain a sufficient level of utilization.

Summary

“Our financial position remains strong and has continued to improve as we remain focused on generating free cash flow through a combination of strong operational execution, working capital management, judicious capital allocation and asset sales where prudent.  At the same time, we will continue to invest in our core markets to obtain, regain or maintain leading positions in market share and technical innovation and pursue strategic opportunities within our core operations where the risk / reward balance warrants.

“Despite the near-term challenges that several of our markets present, we are increasingly optimistic concerning the intermediate and longer-term future of all of our operations.  Our previously announced strategic plan of enhancing balance sheet flexibility, achieving a higher standard of operational excellence, accelerating technology innovation and adoption, and streamlining our business is beginning to yield results.  Our progress has been inhibited by the obstacles of the weak market conditions we face in many of our businesses and compressed financial market multiples; conversely, the diminishing drag of previous commitments is beginning to facilitate progress.  This is evident in the achievements of the last two quarters.  Our success with the PACE®-X rig reflects our efforts to make Nabors the global provider of choice in reducing well costs, especially in shale provinces.”

The Nabors companies actively market approximately 474 land drilling rigs throughout the world and approximately 548 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2012	2011	2012	2012	2011

Revenues and other income:
Operating revenues	$1,595,614	$1,734,637	$1,766,419	$6,989,573	$6,060,351
Earnings (losses) from unconsolidated affiliates	1,193	(2,658)	(99,527)	(301,320)	56,647
Investment income (loss)	30,293	7,908	7,224	63,137	19,940
Total revenues and other income	1,627,100	1,739,887	1,674,116	6,751,390	6,136,938

Costs and other deductions:
Direct costs	1,039,050	1,087,994	1,136,198	4,483,320	3,775,964
General and administrative expenses	130,723	131,540	131,887	532,568	489,892
Depreciation and amortization	277,283	239,757	269,597	1,055,517	924,094
Interest expense	61,835	60,852	63,604	251,552	256,633
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	(158,347)	5,614	10,263	(136,510)	4,514
Impairments and other charges	142,757	100,000	—	290,260	198,072
Total costs and other deductions	1,493,301	1,625,757	1,611,549	6,476,707	5,649,169

Income (loss) from continuing operations before income taxes	133,799	114,130	62,567	274,683	487,769

Income tax expense (benefit)	3,777	23,845	(4,001)	32,628	142,605

Subsidiary preferred stock dividend	750	750	750	3,000	3,000

Income (loss) from continuing operations, net of tax	129,272	89,535	65,818	239,055	342,164
Income (loss) from discontinued operations, net of tax	(101,121)	(193,985)	10,826	(74,400)	(97,440)

Net income (loss)	28,151	(104,450)	76,644	164,655	244,724
Less: Net (income) loss attributable to noncontrolling interest	(1,074)	(1,400)	(988)	(621)	(1,045)
Net income (loss) attributable to Nabors	$27,077	$(105,850)	$75,656	$164,034	$243,679

Earnings (losses) per share: (1)
Basic from continuing operations	$.44	$.31	$.22	$.82	$1.19
Basic from discontinued operations	(.35)	(.68)	.04	(.25)	(.34)
Basic	$.09	$(.37)	$.26	$.57	$.85

Diluted from continuing operations	$.44	$.30	$.22	$.82	$1.17
Diluted from discontinued operations	(.35)	(.66)	.04	(.26)	(.34)
Diluted	$.09	$(.36)	$.26	$.56	$.83

Weighted-average number of common shares outstanding: (1)
Basic	290,394	287,561	290,367	289,965	287,118
Diluted	292,421	290,964	292,501	292,323	292,484

Adjusted income (loss) derived from operating activities from continuing operations (2)	$149,751	$269,288	$228,015	$918,649	$867,363

(1)                                 See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)                                 Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Segment Reporting”.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands, except ratios)	2012	2012	2011

ASSETS
Current assets:
Cash and short-term investments	$778,204	$619,563	$539,489
Accounts receivable, net	1,382,623	1,529,232	1,576,555
Assets held for sale	383,857	404,234	401,500
Other current assets	588,173	580,620	570,770
Total current assets	3,132,857	3,133,649	3,088,314
Long-term investments and other receivables	4,269	5,301	11,124
Property, plant and equipment, net	8,712,088	8,894,084	8,629,946
Goodwill	472,326	472,462	501,258
Investment in unconsolidated affiliates	61,690	70,172	371,021
Other long-term assets	272,792	348,893	310,477
Total assets	$12,656,022	$12,924,561	$12,912,140

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$364	$389	$275,326
Other current liabilities	1,132,018	1,134,277	1,527,236
Total current liabilities	1,132,382	1,134,666	1,802,562
Long-term debt	4,379,336	4,678,896	4,348,490
Other long-term liabilities	1,117,999	1,185,687	1,090,683
Total liabilities	6,629,717	6,999,249	7,241,735

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,944,929	5,843,880	5,587,815
Noncontrolling interest	12,188	12,244	13,402
Total equity	5,957,117	5,856,124	5,601,217
Total liabilities and equity	$12,656,022	$12,924,561	$12,912,140

(1)                                 Represents subsidiary preferred stock from acquisition in September 2010.  75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2012	2011	2012	2012	2011

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$408,429	$484,173	$461,860	$1,860,357	$1,698,620
U.S. Offshore	61,218	53,920	66,675	268,986	170,727
Alaska	25,507	29,216	27,249	147,465	129,894
Canada	152,147	168,750	135,786	572,616	574,754
International	324,728	295,067	329,245	1,265,060	1,104,461
Other Rig Services (2)	180,467	211,427	188,694	839,533	674,206
Subtotal Drilling and Rig Services (3)	1,152,496	1,242,553	1,209,509	4,954,017	4,352,662
Completion and Production Services:
U.S. Production Services	211,928	197,471	222,034	857,668	701,223
Completion Services	295,827	369,794	381,241	1,462,767	1,237,306
Subtotal Completion and Production Services (4)	507,755	567,265	603,275	2,320,435	1,938,529
Other reconciling items (5)	(63,444)	(77,839)	(145,892)	(586,199)	(174,193)
Total	$1,596,807	$1,731,979	$1,666,892	$6,688,253	$6,116,998

Adjusted income (loss) derived from operating activities from continuing operations: (1) (6)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$94,719	$130,114	$114,884	$467,716	$414,317
U.S. Offshore	(14,311)	3,422	(3,650)	(305)	843
Alaska	2,195	5,343	3,973	42,483	27,671
Canada	28,078	36,553	22,889	96,536	94,637
International	23,388	23,450	30,299	91,226	123,813
Other Rig Services (2)	4,829	13,152	16,207	79,061	55,617
Subtotal Drilling and Rig Services (3)	138,898	212,034	184,602	776,717	716,898
Completion and Production Services:
U.S. Production Services	20,360	24,237	32,825	103,659	74,725
Completion Services	30,296	76,470	47,218	188,518	229,125
Subtotal Completion and Production Services (4)	50,656	100,707	80,043	292,177	303,850
Other reconciling items (7)	(39,803)	(43,453)	(36,630)	(150,245)	(153,385)
Total adjusted income (loss) derived from operating activities	$149,751	$269,288	$228,015	$918,649	$867,363

U.S. oil and gas joint venture earnings (losses)	—	3,400	(98,805)	(301,801)	59,685
Interest expense	(61,835)	(60,852)	(63,604)	(251,552)	(256,633)
Investment income (loss)	30,293	7,908	7,224	63,137	19,940
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	158,347	(5,614)	(10,263)	136,510	(4,514)
Impairments and other charges	(142,757)	(100,000)	—	(290,260)	(198,072)
Income (loss) from continuing operations before income taxes	$133,799	$114,130	$62,567	$274,683	$487,769

Rig activity:
Rig years: (8)
U.S. Lower 48 Land Drilling	172.7	216.7	193.8	200.7	200.2
U.S. Offshore	12.4	10.0	12.8	12.8	9.6
Alaska	5.2	5.0	4.6	5.6	4.9
Canada	36.3	45.2	34.0	34.8	39.8
International (9)	119.3	113.2	119.2	119.3	105.3
Total rig years	345.9	390.1	364.4	373.2	359.8
Rig hours: (10)
U.S. Production Services	202,368	202,816	217,675	853,373	791,956
Canada Production Services	44,582	52,712	43,849	181,185	184,908
Total rig hours	246,950	255,528	261,524	1,034,558	976,864

(1)                   All periods present the operating activities of our wholly owned oil and gas businesses in the United States, Canada and Colombia, our equity interests in joint ventures in Canada and Colombia and our aircraft logistics operations in Canada as discontinued operations.

(2)                   Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.

(3)                   Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.7 million, $(6.1) million and $(.7) million for the three months ended December 31,  2012 and 2011 and September 30, 2012, respectively, and $(3.1) million for the year ended December 31, 2011.

(4)                   Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.5 million for the three months and year ended December 31, 2012.

(5)                   Represents the elimination of inter-segment transactions and earnings (losses), net from the U.S. unconsolidated oil and gas joint venture, accounted for using the equity method until sold in December 2012, of $3.4 million and $(98.8) million during the three months ended December 31, 2011 and September 30, 2012, respectively, and $(301.8) million and $59.7 million for the years ended December 31, 2012 and 2011, respectively.

(6)                   Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.

(7)                   Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)                   Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)                   International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years, 2.3 years, and 2.5 years during each of the three months ended December 31, 2012 and 2011 and September 30, 2012, respectively, and 2.5 years and 2.1 years during the years ended December 31, 2012 and 2011, respectively.

(10)            Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2012	2011	2012	2012	2011

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$129,272	$89,535	$65,818	$239,055	$342,164
Less: net (income) loss attributable to noncontrolling interest	(1,074)	(1,400)	(988)	(621)	(1,045)
Adjusted income (loss) from continuing operations, net of tax - basic	$128,198	$88,135	$64,830	$238,434	$341,119
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax - diluted	$128,198	$88,135	$64,830	$238,434	$341,119
Income (loss) from discontinued operations, net of tax	(101,121)	(193,985)	10,826	(74,400)	(97,440)
Adjusted net income (loss) attributable to Nabors	$27,077	$(105,850)	$75,656	$164,034	$243,679

Earnings (losses) per share:
Basic from continuing operations	$.44	$.31	$.22	$.82	$1.19
Basic from discontinued operations	(.35)	(.68)	.04	(.25)	(.34)
Total Basic	$.09	$(.37)	$.26	$.57	$.85

Diluted from continuing operations	$.44	$.30	$.22	$.82	$1.17
Diluted from discontinued operations	(.35)	(.66)	.04	(.26)	(.34)
Total Diluted	$.09	$(.36)	$.26	$.56	$.83

Shares (denominator):
Weighted-average number of shares outstanding - basic	290,394	287,561	290,367	289,965	287,118
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,027	3,403	2,134	2,358	5,366
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—
Weighted-average number of shares outstanding - diluted	292,421	290,964	292,501	292,323	292,484

(1) At maturity in May 2011, we redeemed the remaining aggregate principal amount of $1.4 billion of our 0.94% senior exchangeable notes. Prior to maturity, we had purchased $1.4 billion par value of these notes in the open market for cash of $1.2 billion.

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 15,000,882 and 13,930,575 shares during the three months ended December 31, 2012 and 2011, respectively; and 15,010,906 shares during the three months ended September 30, 2012; and 14,200,915 and 9,241,543 shares during the years ended December 31, 2012 and 2011, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.